Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 22, 2021 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and the full year ended December 31, 2020.
FOURTH QUARTER HIGHLIGHTS
•Q4 2020 average production of 17,359 bo/d (27,699 boe/d), an increase of 10% from Q3 2020 average daily oil production and 5% year over year
•Q4 2020 cash distribution of $0.14 per common unit, representing approximately 50% of cash available for distribution; $0.28 per unit of cash available for distribution implies a 7.0% annualized distributable cash flow yield based on the February 19, 2021 unit closing price of $15.96
•Q4 2020 consolidated net loss (including non-controlling interest) of $(52.7) million; adjusted net income (as defined and reconciled below) of $14.2 million
•Consolidated adjusted EBITDA (as defined and reconciled below) of $51.0 million and cash available for distribution to Viper’s common units (as reconciled below) of $18.4 million
•Repurchased 2,045,000 common units in Q4 2020 for an aggregate of $24.0 million
•Generated $42.0 million in one-time proceeds from asset sales during the fourth quarter of 2020, including the divestiture of 352 net royalty acres for an aggregate of $36.3 million
•Ended the fourth quarter of 2020 with net debt of $544.8 million (as defined and reconciled below); total debt down $109.6 million since March 31, 2020, or a 16% reduction over the past nine months
•80 total gross (2.1 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q4 2020 with an average lateral length of 10,012 feet
•Q3 2020 and Q4 2020 distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

FULL YEAR 2020 HIGHLIGHTS
•Full year 2020 average production of 16,272 bo/d (26,551 boe/d), an increase of 16% from full year 2019 average daily oil production
•Proved reserves as of December 31, 2020 of 99,392 Mboe (73% PDP, 57,530 Mbo), up 12% year over year with oil up 6% from year end 2019
•514 total gross (13.8 net 100% royalty interest) horizontal wells turned to production during 2020 with an average lateral length of 9,395 feet
•Generated $49.4 million in one-time proceeds from asset sales during 2020
•All 2020 quarterly distributions reasonably estimated to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

2021 OUTLOOK AND FIRST QUARTER UPDATE
Viper expects the production impact from the recent winter storms in the Permian Basin will be in the range of four to five days of total net production lost during February for Diamondback operated properties, with a slightly greater negative impact expected for third party operated properties. As a result, Viper has adjusted its guidance accordingly.

•As of February 8, 2021, there were approximately 529 gross horizontal wells in the process of active development on Viper’s acreage, in which Viper expects to own an average 1.5% net royalty interest (8.2 net 100% royalty interest wells)
•Approximately 538 gross (9.0 net 100% royalty interest) line-of-sight wells that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits
•Initiating average daily production guidance for the first half of 2021 of 14,250 to 15,750 bo/d (23,750 to 26,250 boe/d)
•Initiating full year 2021 average production guidance of 14,750 to 16,000 bo/d (24,500 to 26,500 boe/d)

“Viper’s business has rebounded strongly from the unprecedented volatility experienced throughout 2020 as commodity prices have increased and activity has returned to Viper’s acreage. This recovery again highlights both the advantaged nature of the royalty business model, as well as the benefit of Viper’s symbiotic relationship with Diamondback. During the fourth quarter of 2020, we were able to generate more than $40 million in one-time proceeds from asset sales, which, in addition to the roughly $50 million in net cash provided by operating activities that the business delivered, helped accelerate our debt reduction and kick start our common unit repurchase program. We have now reduced total debt by 16% over the past nine months and have repurchased more than 2.5 million common units in the last three months, or a repurchase of 1.6% of our previous total units outstanding,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Viper’s 10% quarter over quarter increase in oil production was driven primarily by Viper having an interest in 21 of Diamondback’s 35 completions in the fourth quarter of 2020, with well performance exceeding internal expectations. Viper also benefited from third party well performance and timing of wells being turned to production that exceeded our prior conservative expectations that were lowered due to the uncertainty presented by the volatile oil prices experienced in 2020. Looking ahead to 2021, Diamondback’s continued focus on developing Viper’s acreage, as well as exposure to other well-capitalized operators in the Permian Basin, underscores our confidence in Viper’s forward production and free cash flow outlook, even considering the impact of the recent winter storms in the Permian Basin.”

FINANCIAL UPDATE

Viper’s fourth quarter 2020 average unhedged realized prices were $40.36 per barrel of oil, $1.36 per Mcf of natural gas and $14.71 per barrel of natural gas liquids, resulting in a total equivalent realized price of $29.48/boe.

During the fourth quarter of 2020, the Company recorded total operating income of $76.3 million and a consolidated net loss (including non-controlling interest) of $(52.7) million. The fourth quarter net loss includes a non-cash impairment charge of $69.2 million as a result of lower SEC pricing because of the sharp decline in commodity prices.

As of December 31, 2020, the Company had a cash balance of $19.1 million. During the fourth quarter of 2020, Viper repaid $42.5 million of outstanding borrowings under its revolving credit facility and, as of December 31, 2020, had $496.0 million available for borrowing under this facility. Since the end of the first quarter of 2020, Viper reduced total debt by $109.6 million, or a 16% reduction over this time period.

FOURTH QUARTER 2020 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

The Board of Directors of Viper’s General Partner declared a cash distribution for the three months ended December 31, 2020 of $0.14 per common unit. The distribution is payable on March 11, 2021 to eligible common unitholders of record at the close of business on March 4, 2021. This distribution represents approximately 50% of total cash available for distribution.

On November 19, 2020, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that such distribution, as well as the distribution payable on March 11, 2021, should not constitute dividends for U.S. federal income tax purposes. Rather, these distributions should generally constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

During the fourth quarter of 2020, Viper repurchased 2,045,000 common units for an aggregate of $24.0 million. From the end of the fourth quarter through February 12, 2021, Viper repurchased an additional 488,453 common units for an aggregate of $7.0 million. In total through February 12, 2021, the Company repurchased 2,533,453 common units, utilizing approximately 30.9% of the $100.0 million approved by the Board for the repurchase program.

The repurchase program is authorized to extend through December 31, 2021 and the Company intends to purchase common units under the repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any common units purchased as part of this program will be retired.

OPERATIONS AND ACQUISITIONS UPDATE

During the fourth quarter of 2020, Viper estimates that 80 gross (2.1 net 100% royalty interest) horizontal wells with an average royalty interest of 2.6% were turned to production on its existing acreage position with an average lateral length of 10,012 feet. Of these 80 gross wells, Diamondback is the operator of 21 with an average royalty interest of 5.6%, and the remaining 59 gross wells, with an average royalty interest of 1.6%, are operated by third parties.

During the fourth quarter of 2020, Viper acquired seven net royalty acres for an aggregate purchase price of $0.8 million. Additionally during the fourth quarter, the Company sold 352 net royalty acres in the Permian Basin for an aggregate of approximately $36.3 million, subject to post-closing adjustments. As a result of these acquisitions and divestitures, Viper’s footprint of mineral and royalty interests as of December 31, 2020 was 24,350 net royalty acres.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (fourth quarter 2020)(1):
Gross wells	21	59	80
Net 100% royalty interest wells	1.2	0.9	2.1
Average percent net royalty interest	5.6%	1.6%	2.6%

Horizontal wells turned to production (year ended December 31, 2020)(2):
Gross wells	151	363	514
Net 100% royalty interest wells	9.1	4.7	13.8
Average percent net royalty interest	6.0%	1.3%	2.7%

Horizontal producing well count (fourth quarter 2020):
Gross wells	1,132	3,499	4,631
Net 100% royalty interest wells	88.8	53.1	141.9
Average percent net royalty interest	7.8%	1.5%	3.1%

Horizontal active development well count (as of February 8, 2021):
Gross wells	91	438	529
Net 100% royalty interest wells	5.5	2.6	8.2
Average percent net royalty interest	6.1%	0.6%	1.5%

Line of sight wells (as of February 8, 2021):
Gross wells	83	455	538
Net 100% royalty interest wells	4.6	4.4	9.0
Average percent net royalty interest	5.6%	1.0%	1.7%

(1) Average lateral length of 10,012.
(2) Average lateral length of 9,395.

There continues to be active development across Viper’s asset base with near-term activity expected to be driven primarily by Diamondback operations. The 529 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. The 538 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

YEAR END RESERVES UPDATE

Ryder Scott Company, L.P. prepared an estimate of Viper’s proved reserves as of December 31, 2020. Reference prices of $39.57 per barrel of oil and natural gas liquids and $1.99 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $37.61 per barrel of oil, $0.34 per Mcf of natural gas and $11.65 per barrel of natural gas liquids.

Proved reserves at year-end 2020 of 99,392 Mboe (57,530 Mbo) represent a 12% increase over year-end 2019 reserves. The year-end 2020 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $1.0 billion.

Proved developed reserves increased by 5% year over year to 72,547 Mboe (40,220 Mbo) as of December 31, 2020, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 20,163 Mboe resulted in a reserve replacement ratio of 207% (defined as the sum of extensions, discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 203% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 23,836 Mboe are primarily attributable to the drilling of 652 new wells and from 299 new proved undeveloped locations added. The Company’s negative revisions of previous estimated quantities of 4,082 Mboe were primarily due to negative price revisions and PUD downgrades. 114 Mboe of PUDs were downgraded from non-operated properties and 804 Mboe of PUDs were downgraded from Diamondback-operated properties, with the Diamondback-operated downgrades due to changes in the development plan and optimization of the inventory. The purchase of reserves in place of 689 Mboe was due to multiple acquisitions of certain mineral and royalty interests.

	Oil (MBbls)	Liquids (MBbls)	Gas (MMcf)	MBOE
As of December 31, 2019	54,420	18,564	95,774	88,946
Purchase of reserves in place	491	113	507	689
Extensions and discoveries	15,415	4,424	23,982	23,836
Revisions of previous estimates	(6,685)	763	11,043	(4,082)
Divestitures	(155)	(63)	(370)	(280)
Production	(5,956)	(1,848)	(11,486)	(9,718)
As of December 31, 2020	57,530	21,953	119,450	99,392

As the owner of mineral interests, Viper incurred no exploration and development costs during the year ended December 31, 2020.

	December 31,
	2020	2019	2018
	(in thousands)
Acquisition costs:
Proved properties	$56,169	$833,221	$497,766
Unproved properties	9,509	318,525	115,491
Total	$65,678	$1,151,746	$613,257

GUIDANCE UPDATE

Below is Viper’s preliminary guidance for the full year 2021, as well as average production guidance for the first half of 2021.

Viper Energy Partners

Q1 2021 / Q2 2021 Net Production - MBo/d	14.25 - 15.75
Q1 2021 / Q2 2021 Net Production - MBoe/d	23.75 - 26.25
Full Year 2021 Net Production - MBo/d	14.75 - 16.00
Full Year 2020 Net Production - MBoe/d	24.50 - 26.50

Unit costs ($/boe)
Depletion	$9.50 - $10.50
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.25
Interest Expense(1)	$3.00 - $3.50

Production and Ad Valorem Taxes (% of Revenue) (2)	7%
(1)Assumes expected interest on $480.0 million in principal of senior notes and $85.0 million drawn on the revolver.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2020 on Tuesday, February 23, 2021 at 10:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 8999454. A telephonic replay will be available from 1:00 p.m. CT on Tuesday, February 23, 2021 through Tuesday, March 2, 2021 at 1:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 8999454. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding the current adverse industry and macroeconomic conditions, volatile commodity prices, production levels on properties in which Viper has mineral and royalty interests, the effect of the recent presidential and congressional elections on environmental policies and regulations impacting Viper and its operators, any potential regulatory action that may impose production limits on Viper’s mineral and royalty acreage, severe weather conditions (including the impact of the recent severe winter storms on production volumes on Viper’s mineral and royalty acreage), any acquisitions or dispositions, Diamondback’s plans for developing Viper’s acreage discussed above, development activity by other operators, Viper’s cash distribution policy and the impact of the ongoing COVID-19 pandemic. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$19,121	$3,602
Royalty income receivable (net of allowance for credit losses)	32,210	58,089
Royalty income receivable—related party	1,998	10,576
Other current assets	665	397
Total current assets	53,994	72,664
Property:
Oil and natural gas interests, full cost method of accounting ($1,364,906 and $1,551,767 excluded from depletion at December 31, 2020 and December 31, 2019, respectively)	2,895,542	2,868,459
Land	5,688	5,688
Accumulated depletion and impairment	(496,176)	(326,474)
Property, net	2,405,054	2,547,673
Deferred tax asset (net of allowance)	—	142,466
Other assets	2,327	22,823
Total assets	$2,461,375	$2,785,626
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$43	$—
Accounts payable—related party	—	150
Accrued liabilities	18,262	13,282
Derivative instruments	26,593	—
Total current liabilities	44,898	13,432
Long-term debt, net	555,644	586,774
Total liabilities	600,542	600,206
Commitments and contingencies
Unitholders’ equity:
General partner	809	889
Common units (65,817,281 units issued and outstanding as of December 31, 2020 and 67,805,707 units issued and outstanding as of December 31, 2019)	633,415	929,116
Class B units (90,709,946 units issued and outstanding December 31, 2020 and December 31, 2019)	1,031	1,130
Total Viper Energy Partners LP unitholders’ equity	635,255	931,135
Non-controlling interest	1,225,578	1,254,285
Total equity	1,860,833	2,185,420
Total liabilities and unitholders’ equity	$2,461,375	$2,785,626

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating income:
Royalty income	$75,124	$91,861	$246,981	$293,811
Lease bonus income	900	510	2,585	4,117
Other operating income	299	340	1,060	355
Total operating income	76,323	92,711	250,626	298,283
Costs and expenses:
Production and ad valorem taxes	5,538	6,264	19,844	19,076
Depletion	28,297	26,770	100,501	78,178
Impairment	69,202	—	69,202	—
General and administrative expenses	2,005	2,266	8,165	7,489
Total costs and expenses	105,042	35,300	197,712	104,743
Income (loss) from operations	(28,719)	57,411	52,914	193,540
Other income (expense):
Interest expense, net	(8,130)	(9,987)	(33,000)	(21,076)
Gain (loss) on derivative instruments, net	(16,122)	—	(63,591)	—
Gain (loss) on revaluation of investment	105	854	(8,556)	4,832
Other income, net	175	576	1,286	2,332
Total other expense, net	(23,972)	(8,557)	(103,861)	(13,912)
Income (loss) before income taxes	(52,691)	48,854	(50,947)	179,628
Provision for (benefit from) income taxes	—	326	142,466	(41,582)
Net income (loss)	(52,691)	48,528	(193,413)	221,210
Net income (loss) attributable to non-controlling interest	(25,072)	46,237	(1,109)	174,929
Net income (loss) attributable to Viper Energy Partners LP	$(27,619)	$2,291	$(192,304)	$46,281

Net income (loss) attributable to common limited partner units:
Basic	$(0.41)	$0.03	$(2.84)	$0.75
Diluted	$(0.41)	$0.03	$(2.84)	$0.75
Weighted average number of common limited partner units outstanding:
Basic	67,253	66,126	67,686	61,744
Diluted	67,253	66,159	67,686	61,787

Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(52,691)	$48,528	$(193,413)	$221,210
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) income taxes	—	495	142,466	(41,582)
Depletion	28,297	26,770	100,501	78,178
Impairment	69,202	—	69,202	—
(Gain) loss on derivative instruments, net	16,122	—	63,591	—
Net cash payments on derivatives	(18,280)	—	(36,998)	—
(Gain) loss on revaluation of investment	(105)	(854)	8,556	(4,832)
Other	908	798	3,589	2,800
Changes in operating assets and liabilities:
Royalty income receivable	(102)	(14,801)	25,879	(19,266)
Royalty income receivable—related party	12,913	3,457	8,578	(7,087)
Accounts payable and accrued liabilities	(2,621)	7,912	5,023	7,091
Other	(293)	158	(418)	179
Net cash provided by (used in) operating activities	53,350	72,463	196,556	236,691
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(1,170)	(210,876)	(65,678)	(530,572)
Funds held in escrow	—	7,500	—	—
Proceeds from sale of assets	36,496	—	38,594	—
Proceeds from the sale of investments	5,539	—	10,801	—
Net cash provided by (used in) investing activities	40,865	(203,376)	(16,283)	(530,572)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	9,000	222,500	104,000	590,500
Repayment on credit facility	(51,500)	(535,500)	(116,500)	(905,000)
Proceeds from senior notes	—	500,000	—	500,000
Repayment of senior notes	—	—	(19,697)	—
Debt issuance costs	(21)	(10,514)	(111)	(10,863)
Proceeds from public offerings	—	—	—	340,860
Repurchased units as part of unit buyback	(24,026)	—	(24,026)	—
Distributions to public	(6,731)	(28,484)	(45,674)	(107,074)
Distributions to Diamondback	(9,170)	(33,668)	(62,282)	(133,211)
Other	(20)	229	(464)	(405)
Net cash provided by (used in) financing activities	(82,468)	114,563	(164,754)	274,807
Net increase (decrease) in cash	11,747	(16,350)	15,519	(19,074)
Cash and cash equivalents at beginning of period	7,374	19,952	3,602	22,676
Cash and cash equivalents at end of period	$19,121	$3,602	$19,121	$3,602

Supplemental disclosure of cash flow information:
Interest paid	$13,925	$2,921	$33,121	$13,803
Supplemental disclosure of non—cash transactions:
OpCo units issued for the Drop-Down transaction	$—	$497,162	$—	$497,162
Common units issued for acquisition	$—	$124,012	$—	$124,012

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Production Data:
Oil (MBbls)	1,597	1,516	5,956	5,123
Natural gas (MMcf)	3,032	2,435	11,486	7,657
Natural gas liquids (MBbls)	446	483	1,848	1,459
Combined volumes (MBOE)(1)	2,549	2,405	9,718	7,858

Average daily oil volumes (BO/d)(2)	17,359	16,476	16,272	14,035
Average daily combined volumes (BOE/d)(2)	27,699	26,137	26,551	21,529

Average sales prices(2):
Oil ($/Bbl)	$40.36	$53.90	$36.58	$51.61
Natural gas ($/Mcf)	$1.36	$1.29	$0.79	$1.06
Natural gas liquids ($/Bbl)	$14.71	$14.53	$10.88	$14.63
Combined ($/BOE)(3)	$29.48	$38.20	$25.41	$37.39

Oil, hedged ($/Bbl)(4)	$30.48	$53.90	$32.00	$51.61
Natural gas, hedged ($/Mcf)(4)	$0.84	$1.29	$0.02	$1.06
Natural gas liquids ($/Bbl)(4)	$14.71	$14.53	$10.88	$14.63
Combined price, hedged ($/BOE)(4)	$22.68	$38.20	$21.71	$37.39

Average Costs ($/BOE):
Production and ad valorem taxes	$2.17	$2.60	$2.04	$2.43
General and administrative - cash component(5)	0.66	0.74	0.71	0.72
Total operating expense - cash	$2.83	$3.34	$2.75	$3.15

General and administrative - non-cash unit compensation expense	$0.13	$0.21	$0.13	$0.23
Interest expense, net	$3.19	$4.15	$3.40	$2.68
Depletion	$11.10	$11.13	$10.34	$9.95
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Average daily volumes and average sales prices presented are based on actual production volumes and not calculated utilizing the rounded production volumes presented in the table above.
(3)Realized price net of all deducts for gathering, transportation and processing.
(4)Hedged prices reflect the effect of our matured commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting. We did not have any derivative contracts prior to February of 2020.
(5)Excludes non-cash stock compensation for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, net, non-cash unit-based compensation expense, depletion expense, impairment expense, (gain) loss on revaluation of investments, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, common units repurchased for tax withholding, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net loss.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Net income (loss)	$(52,691)	$(193,413)
Interest expense, net	8,130	33,000
Non-cash unit-based compensation expense	327	1,272
Depletion	28,297	100,501
Impairment	69,202	69,202
(Gain) loss on revaluation of investment	(105)	8,556
Non-cash (gain) loss on derivative instruments	(2,158)	26,593
(Gain) loss on extinguishment of debt	—	6
Provision for (benefit from) income taxes	—	142,466
Consolidated Adjusted EBITDA	51,002	188,183
Less: Adjusted EBITDA attributable to non-controlling interest(1)	29,367	107,859
Adjusted EBITDA attributable to Viper Energy Partners LP	$21,635	$80,324

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	$(3,214)	$(13,155)
Units repurchased for tax withholding	—	(384)
Units - dividend equivalent rights	(18)	(44)
Preferred distributions	(44)	(179)
Cash available for distribution to Viper Energy Partners LP unitholders	$18,359	$66,562

Common limited partner units outstanding	65,817	65,817

Cash available for distribution per limited partner unit	$0.28	$1.01
Cash per unit approved for distribution	$0.14	$0.37
(1) Does not take into account special income allocation consideration.
Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper adjusted for impairment expenses, non-cash (gain) loss on derivative instruments, (gain) loss on revaluation of investments, (gain) loss on extinguishment of debt, provisions for (benefit from) income taxes, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following table presents a reconciliation of adjusted net income (loss) to net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

Three Months Ended December 31, 2020
Net income (loss)	$(52,691)
Non-cash (gain) loss on derivative instruments, net	(2,158)
(Gain) loss on revaluation of investments	(105)
Impairment	69,202
Adjusted net income (loss)	14,248
Less: Adjusted net income (loss) attributed to non-controlling interests	6,316
Adjusted net income (loss) attributable to Viper Energy Partners LP	$7,932

Adjusted net income (loss) attributable to limited partners per common unit	$0.12

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt less cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	December 31, 2020	Net Q4 Principal Borrowings/(Repayments)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(in thousands)
Total long-term debt(1)	$563,938	$(42,500)	$606,438	$639,438	$673,500	$596,500
Cash and cash equivalents	(19,121)		(7,374)	(9,663)	(40,271)	(3,602)
Net debt	$544,817		$599,064	$629,775	$633,229	$592,898
(1) Excludes debt issuance, discounts & premiums.
PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry.

The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2020
PV-10	$1,034,460
Less income taxes:
Undiscounted future income taxes	(22,993)
10% discount factor	(12,127)
Future discounted income taxes	$(10,866)

Standardized measure of discounted future net cash flows	$1,023,594

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2021	Q2 - Q4 2021
Collars - WTI (Cushing)	12,000	10,000
Floor Price	$30.83	$30.00
Ceiling Price	$43.96	$43.05

Investor Contacts:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.